As filed with the Securities and Exchange Commission on June 16, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDIOME PHARMA CORP.

(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

6th Floor, 6190 Agronomy Road
Vancouver, British Columbia
Canada V6T 1Z3
(604) 667-6905
(Address of registrant’s Principal Executive Offices)

AMENDED 2001 INCENTIVE STOCK OPTION PLAN
(Full title of the plan)

PTSGE Corp.
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:
Annette Elinger Becker, Esq.
Devin W. Stockfish, Esq.
Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104
(206) 623-7580

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered (1)(2)	share	price (2)	registration fee
Common Shares, without par value	4,990,068 shares (3)	$4.01 (4)	$20,010,172.68	$2,355.20

Common Shares, without par value	759,932 shares (5)	$5.62 (6)	$4,270,817.84	$502.68

TOTAL	5,750,000 shares		$24,280,990.52	$2,857.87

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the Amended 2001 Incentive Stock Option Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding Common Shares.

(2)	For the sole purpose of calculation of the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.

(3)	This subtotal represents the aggregate number of shares issuable upon exercise of presently outstanding options issued under the Plan.

(4)	Computed in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the weighted average exercise price (rounded to the nearest cent and converted at the exchange rate posted on June 3, 2005) for outstanding options granted pursuant to the Plan.

(5)	This subtotal represents the aggregate number of shares reserved for future option grants under the Plan.

(6)	Computed in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Shares as reported by The Nasdaq Stock Market on June 10, 2005.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Rule 428 under the Securities Act, and the instructional Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this Registration Statement. Cardiome Pharma Corp. will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(i) under the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Cardiome Pharma Corp. (the “Company”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2004.

(b) The Company’s reports on Form 6-K dated February 18, 2005, March 3, 2005, March 23, 2005, March 31, 2005, April 8, 2005 and May 13, 2005.

(c) The description of the Company’s Common Stock contained in the Registration Statement on Form 20-F filed with the Commission in August 1997 including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents, other than information in the documents that is not deemed to be filed with the Commission.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein, modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

Directors and officers of Cardiome Pharma Corp. are entitled to indemnification in the following circumstances:

(a) Under the Canada Business Corporations Act, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, in the best interests of the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favour only with court approval. A director or officer is entitled to indemnification from the corporation as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

(b) The Company’s By-laws provide that it will indemnify any of its directors, former directors, officers and former officers and other parties specified by the By-laws, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer.

(c) The Company has entered into Indemnity Agreements with certain of its officers and directors, pursuant to which it is obligated to indemnify and hold harmless such persons against all costs, charges and expenses, including any amounts paid to settle actions or satisfy judgments, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding to which they are made a party by reason of being or having been an officer or director. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to the Company’s best interests, and, in the case of criminal or administrative actions or proceedings enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Under these Indemnity Agreements, the Company may advance to the indemnified parties the expenses incurred in defending any such actions or proceedings, but if the director or officer does not meet the conditions to qualify for indemnification, such amounts shall be repaid.

As permitted by the Canada Business Corporations Act, the Company has purchased directors’ and officers’ liability insurance which, under certain circumstances, insures its directors and officers against the costs of defense, settlement or payment of a judgment.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on page.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;

     provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to Commission by the registrant pursuant to Section 13 or Sections 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on the 16th day of June, 2005.

CARDIOME PHARMA CORP.

By:	/s/ ROBERT W. RIEDER
Robert W. Rieder
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Rieder and Douglas G. Janzen, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on June 16, 2005.

Signature	Title

/s/ ROBERT W. RIEDER	President and Chief Executive Officer, Director
Robert W. Rieder	(Principal Executive Officer)

/s/ DOUGLAS G. JANZEN	Chief Financial Officer
Douglas G. Janzen	(Principal Financial Officer)

/s/ MARK C. ROGERS	Chairman of the Board of Directors
Mark C. Rogers

/s/ FRED H. MERMELSTEIN	Director
Fred H. Mermelstein

/s/ RALPH SNYDERMAN	Director
Ralph Snyderman

/s/ JACKIE M. CLEGG	Director
Jackie M. Clegg

/s/ HAROLD H. SHLEVIN	Director
Harold H. Shlevin

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of the registrant in the United States, in the City of Miami, Florida, on the 16th day of June, 2005.

CARDIOME, INC.

By:	/s/ ALAN M. EZRIN
Alan M. Ezrin, President

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of McCarthy Tétrault LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated hereby reference)

99.1	Cardiome Pharma Corp. Amended 2001 Incentive Stock Option Plan